Exhibit 99.1

Hawaiian Holdings, Inc.

Investor Update

Issue Date: March 11, 2014

Hawaiian Holdings, Inc. (the “Company”), parent of Hawaiian Airlines, Inc. (“Hawaiian”), issued the following Investor Update.

The Company has revised its expectations provided in its Fourth Quarter and Full Year 2013 Earnings Release on January 28, 2014.

Full Year 2014 Outlook:

The Company now expects its available seat miles (ASMs) to decrease and its cost per ASM excluding fuel to increase relative to prior guidance for the full year ending December 31, 2014.  The Company’s revised expectations reflect Hawaiian’s recently announced capacity reductions on certain international routes including the suspension of service to Taipei, Taiwan (effective April 18, 2014) and Fukuoka, Japan (effective June 30, 2014) which are not expected to be fully offset by increased capacity elsewhere in Hawaiian’s network.

The table below summarizes the Company’s revised expectations for the full year ending December 31, 2014, expressed as an expected change compared to the results for the full year ended December 31, 2013 (the results for which are presented for reference).

	Full
	Year
Item	2013	Prior Guidance	Revised Guidance
ASMs (millions)	16,785.8	Up 4% to up 7%	Up 1% to up 4%
Cost Per ASM Excluding Fuel (cents)	7.88	Up in the low single digits	Up 2.5% to up 5.5%

First Quarter 2014 Outlook:

The Company now expects its cost per ASM excluding fuel to improve and its passenger and operating revenue per ASM to be lower relative to prior guidance for the quarter ending March 31, 2014.

The table below summarizes the Company’s revised expectations for the quarter ending March 31, 2014, expressed as an expected change compared to the results for the quarter ended March 31, 2013 (the results for which are presented for reference).

	First
	Quarter
Item	2013	Prior Guidance	Revised Guidance
Cost Per ASM Excluding Fuel (cents)	8.28	Up 5% to up 8%	Up 3% to up 5%
Passenger Revenue Per ASM (cents)	11.11	Up 4% to up 7%	Up 2.5% to up 4.5%
Operating Revenue per ASM (cents)	12.37	Up 4.5% to up 7.5%	Up 3% to up 5%

Safe Harbor Statement

This investor update contains forward-looking statements that reflect the Company’s current views with respect to statements regarding the Company’s costs per available seat mile excluding fuel, passenger revenue per available seat mile and operating revenue per available seat mile for the quarter ending March 31, 2014 and available seat miles and costs per available seat mile excluding fuel for the year ending December 31, 2014.  These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results for the quarter ending March 31, 2014 and the full year ending December 31, 2014 to be materially different from any expected results, expressed or implied, in these forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.  Additional information on risk factors that could potentially affect the Company’s operations and financial results may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent filings with the Securities Exchange Commission.